Exhibit 99

Dillard’s, Inc. Reports October Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 6, 2008--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the four weeks ended November 1, 2008 were $406,050,000 compared to sales for the four weeks ended November 3, 2007 of $444,698,000. Total sales decreased 9%. Sales in comparable stores decreased 8% for the four-week period.

Sales for the 13 weeks ended November 1, 2008 were 1,475,300,000 compared to sales for the 13 weeks ended November 3, 2007 of $1,630,966,000. Sales decreased 10% in total stores for the 13-week period. Sales in comparable stores for the 13-week period decreased 9%.

Sales for the 39 weeks ended November 1, 2008 were $4,762,212,000 compared to sales for the 39 weeks ended November 3, 2007 of $5,043,075,000. Sales decreased 6% in both total and comparable stores for the 39-week period.

During the four weeks ended November 1, 2008, sales were above the average company trend in the Central region and below trend in the Eastern and Western regions.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations